Exhibit 99.1


        Sono-Tek Announces the Sale of New Glass Coating System - IMPACT


(August 17, 2005 - MILTON, N.Y.) Sono-Tek Corporation (OTC Bulletin Board: SOTK
- News) announced that it has received a $258,000 order for its new "IMPACT" glass coating system. The order was received from a major international glass manufacturer. The IMPACT system is based on Sono-Tek's unique ultrasonic spray nozzles and Widetrack coating systems. It is designed to spray a different protective polymer coating onto the glass than our previous glass systems in place here and overseas.

Dr. Christopher L. Coccio, President and CEO of Sono-Tek stated, "The sale of this first system is a significant achievement for Sono-Tek. IMPACT is a sophisticated engineered system, and it expands our offerings for the glass coating market, while providing the benefits of reduced material consumption and reduced requirements for environmental control equipment to our customers in the glass industry." For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.